Exhibit 10.64

Aufhebungsvertrag/
Cancellation Agreement

Zwischen der	Tower Automotive Holding GmbH
Between	De-Gaspari-Straße 8
51469 Bergisch Gladbach

-„Tower“ oder „die Gesellschaft“ –
- „Tower“ or „the Company“ –

und	Herrn Dr. Gyula Meleghy
and	Lichtenweg 48A
51465 Bergisch Gladbach
Nordrhein Westfalen Germany

Präambel
Preamble

Herr Dr. Meleghy ist seit dem 1.2.2000 für die Gesellschaft, mit ihr oder der Tower International, Inc. oder mit Vorgängergesellschaften oder Konzerngesellschaften einer dieser beiden Gesellschaften verbundenen Unternehmen (nachfolgend gemeinsam die „Tower Gruppe“) tätig, zuletzt als Geschäftsführer der Gesellschaft. Grundlage der Tätigkeit ist ein Anstellungsvertrag vom 15.2.2000, der ursprünglich mit der Dr. Meleghy GmbH abgeschlossen, später aber mehrfach geändert und auf die Gesellschaft übertragen wurde („der Anstellungsvertrag“). Da Herr Dr. Meleghy beabsichtigt, auf eigenen Wunsch aus den Diensten der Tower Gruppe auszuscheiden, sind die Vertragspartner nun übereingekommen, sämtliche vertraglichen Beziehungen zwischen der Tower Gruppe und Herrn Dr. Meleghy einvernehmlich zu beenden. Hierzu wird folgende Vereinbarung getroffen:

Dr. Meleghy has been providing services to the Company, to affiliated entities of the Company or of Tower International, Inc. or of predecessors of any of these two (hereinafter the “Tower Group”) since 1 February 2000, most recently as a managing director of the Company and on the basis of a service agreement dated 15 February 2000, initially entered into with Dr. Meleghy GmbH but subsequently amended several times and transferred to the Company (the “Service Agreement”). In light of Dr. Meleghy’s desire to voluntarily resign and retire from the Tower Group, the Parties now wish to end all contractual relations existing between the Tower Group and Dr. Meleghy by amicable agreement. To this end the Parties agree as follows:

1. Beendigung
1. Termination

Die Vertragspartner sind sich einig, dass das zwischen der Gesellschaft und Herrn Dr. Meleghy bestehende Anstellungsverhältnis sowie sämtliche etwaigen sonstigen Anstellungsverhältnisse mit Gesellschaften der Tower Gruppe mit Wirkung zum 30.4.2012 („Beendigungstermin“) einvernehmlich aufgehoben werden. Das vertragliche Wettbewerbsverbot besteht bis zum Beendigungstermin in vollem Umfang fort.

The Parties agree that the service relationship between the Company and Dr. Meleghy as well as any further employment and/or service relationships with entities of the Tower Group shall be terminated with effect as per 30 April 2012 (“Termination Date”) by mutual consent. The contractual prohibition of competition shall continue in full effect until the Termination Date.

2. Amtsniederlegung
2. Resignation from Offices

(1)          Herr Dr. Meleghy hat derzeit neben seinem Amt als Geschäftsführer der Gesellschaft bei anderen Gesellschaften der Tower Gruppe u.a. noch die in Anlage A genannten Ämter inne.

(1)          In addition to his office as managing director of the Company, Dr. Meleghy currently holds inter alia the offices with other entities of the Tower Group set out in Appendix A.

(2)          Sämtliche Ämter und Funktionen bei oder für Gesellschaften der Tower Gruppe wird Herr Dr. Meleghy mit Wirkung zum 30.4.2012 niederlegen. Hierzu unterzeichnet Herr Dr. Meleghy die als Anlage beigefügte Niederlegungserklärung hinsichtlich seines Amtes als Geschäftsführer der Gesellschaft. Zusätzlich verpflichtet sich Herr Dr. Meleghy zeitlich unbegrenzt, auf Anfrage unverzüglich sämtliche zur Beendigung seiner Ämter und Funktionen bei Gesellschaften der Tower Gruppe erforderlichen und/oder von der Gesellschaft für zweckmäßig erachteten Handlungen vorzunehmen und Erklärungen abzugeben, gegebenenfalls auch mehrfach. Diese Verpflichtung umfasst auch alle Handlungen und Erklärungen, die erforderlich sind und/oder von der Gesellschaft für zweckmäßig erachtet werden, um die Übertragung einzelner oder aller Ämter und Funktionen auf einen von der Gesellschaft zu benennenden Nachfolger zu bewirken.

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(2)          Dr. Meleghy shall resign from all offices and functions with or for entities of the Tower Group effective April 30, 2012 . To this end Dr. Meleghy shall sign the resignation letter attached to this agreement in respect of his office as managing director of the Company. In addition Dr. Meleghy undertakes an obligation, unlimited in time, to render any declaration and perform any act required and/or considered expedient by the Company in order to effect termination of his offices and functions with entities of Tower Group, immediately upon the Company’s request and more than once if necessary. This obligation shall also include any act and/or declaration required and/or considered expedient by the Company in order to effect transfer of any or all of the offices and functions to a successor designated by the Company.

3. Übergabe und Rückfragen nach Beendigung
3. Handover and Support after Termination

In der Zeit bis zum Beendigungstermin bereitet Herr Dr. Meleghy die professionelle Übergabe seiner Aufgaben an einen Nachfolger vor und ermöglicht die reibungslose Übertragung seines Verantwortungsbereichs. Da der Nachfolger seine Tätigkeit erst nach dem Beendigungstermin aufnehmen wird, steht Herr Dr. Meleghy auch an drei von der Gesellschaft näher zu bezeichnenden Terminen in den Monaten Juni und gegebenenfalls Juli 2012 in den Geschäftsräumen der Gesellschaft zur Verfügung, ohne dass hierfür eine gesonderte Vergütung geschuldet wäre. Sofern darüber hinausgehende diesbezügliche Termine anfallen, werden diese mit EUR 3.000 pro Tag vergütet. Die Gesellschaft teilt Herrn Dr. Meleghy die Daten, an denen seine Anwesenheit in den Räumlichkeiten der Gesellschaft benötigt wird, jeweils spätestens zehn Tage im voraus mit. Herr Dr. Meleghy verpflichtet sich, seinen Nachfolger in positiver und konstruktiver Weise sowohl bei den Kunden der Gesellschaft als auch bei seinen Kollegen innerhalb der Tower Gruppe vorzustellen und ihm nach besten Kräften einen positiven Start zu ermöglichen. Für telefonische Rückfragen steht Herr Dr. Meleghy auch nach erfolgter Übergabe bis zum 30.4.2013 zur Verfügung.

During the period until the Termination Date, Dr. Meleghy shall prepare the professional handover of his tasks to his successor and shall ensure a smooth transition of his areas of responsibility. In view of the fact that the successor will not commence his services until after the Termination Date, Dr. Meleghy shall be available at the office of the Company on three dates to be specified by the Company in the months of June and, if necessary, in July 2012, without any additional compensation being owed for this. Additional dates in this regard will be compensated at the rate of EUR 3,000 per day. The Company shall notify Dr. Meleghy of the dates on which his presence at the Company’s office is required at least ten days in advance. Dr. Meleghy undertakes to introduce his successor to customers of the Company as well as colleagues within the Tower Group in a positive and constructive manner and to ensure a smooth start to the best of his ability. After completion of the introduction and handover Dr. Meleghy shall remain available to answer questions by telephone until 30 April 2013.

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4. Vergütung
4. Salary

(1)          Bis zum Beendigungstermin erhält Herr Dr. Meleghy seine feste monatliche Vergütung in Höhe von EUR 28.000,00 brutto fortgezahlt.

(1)          Dr. Meleghy shall continue to receive his fixed monthly salary of EUR 28,000.00 gross until the Termination Date.

(2)          Ein etwaiger Bonusanspruch für das Jahr 2011 bleibt von dieser Vereinbarung unberührt und richtet sich ausschließlich nach den Regeln des Plans in seiner jeweils geltenden Fassung. Ein Bonusanspruch für das Jahr 2012 besteht nicht.

(2)          Any bonus payment for the year 2011 shall remain unaffected by this agreement and shall be exclusively governed by the rules and provisions of the bonus plan, as amended from time to time. For the year 2012, Dr. Meleghy shall not be eligible for any bonus payment. .

(3)          Der Eintritt der Unverfallbarkeit der Herrn Dr. Meleghy gewährten, aber noch nicht unverfallbaren restricted share units (Transaction Bonus RSUs), die planmäßig am 20.4.2012 unverfallbar werden, bleibt von dieser Vereinbarung und dem Ausscheiden von Herrn Dr. Meleghy unberührt. Es wird klargestellt, dass die vorgenannten Transaction Bonus RSUs nach den Regeln des entsprechenden Plans in seiner jeweils geltenden Fassung und zum dort vorgesehenen Zeitpunkt unverfallbar werden.

(3)          Vesting of the unvested restricted share units (Transaction Bonus RSUs) granted to Dr. Meleghy and scheduled to vest to him on April 20, 2012, shall not be affected by this agreement or by his resignation. For avoidance of doubt, the aforementioned Transaction Bonus RSUs shall vest in accordance and as scheduled in the rules of the applicable plan, as amended from time to time.

(4)          Weitere Vergütungsansprüche bestehen nicht.

(4)          There shall be no further claims to remuneration.

5. Dienstwagen
5. Company Car

Die Parteien werden eine Übernahme des Leasing-Vertrags über den Dienstwagen durch Herrn Dr. Meleghy prüfen. Die Einzelheiten werden in einer gesonderten Vereinbarung geregelt. Herr Dr. Meleghy hat der Gesellschaft spätestens bis zum Beendigungstermin verbindlich schriftlich mitzuteilen, ob er, wenn möglich, von seinem Recht zur Übernahme des Leasing-Vertrags Gebrauch macht; anderenfalls verfällt es. Übernimmt Herr Dr. Meleghy den Leasing-Vertrag nicht, so hat er den Dienstwagen spätestens am Beendigungstermin mit allem Zubehör an die Gesellschaft zurückzugeben. Ein Zurückbehaltungsrecht ist ausgeschlossen.

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The parties will jointly review whether the lease contract for the company car made available to Dr Meleghy can be taken over by Dr. Meleghy. The details shall be agreed separately. Dr. Meleghy shall notify the Company by binding written declaration no later than the Termination Date whether he intends to make use of his right, if possible, to take over the lease contract; otherwise such right shall be forfeited. In the event that Dr. Meleghy does not take over the lease contract, he shall return the car and any equipment to the Company on the Termination Date at the latest. There shall be no right of retention.

6. Rückgabe von Gegenständen
6. Return of Property

Spätestens am Beendigungstermin übergibt Herr Dr. Meleghy alle die Gesellschaft oder mit ihr verbundene Unternehmen betreffenden Unterlagen, insbesondere alle Notizen, Aufzeichnungen, Protokolle, Berichte, Akten, Korrespondenz, EDV-Auswertungen und andere ähnliche Dokumente, gleich ob in Papierform oder auf einem sonstigen Speichermedium, an die Gesellschaft, ohne Kopien zu behalten. Gleichermaßen gibt Herr Dr. Meleghy alle ihm überlassenen Arbeitsmittel und Gegenstände zurück, insbesondere ggf. überlassenen Schlüssel oder sonstige Mittel der Zutrittsberechtigung. Elektronisch gespeicherte Daten überträgt Herr Dr. Meleghy auf einen Datenträger, übergibt diesen an Gesellschaft und löscht die Daten auf sämtlichen privat genutzten Computern, ohne Kopien zu behalten. Spätestens am Beendigungstermin bestätigt Herr Dr. Meleghy schriftlich, dass sich am Tag der Bestätigung keine der Unterlagen und Gegenstände mehr in seinem Besitz befinden und er keinerlei Zugriff mehr auf vorgenannte Daten hat. Ein Zurückbehaltungsrecht bezüglich der vorstehenden Rückgabeverpflichtungen ist ausgeschlossen.

By April 30, 2012, , Dr. Meleghy shall return to the Company any and all documents concerning the Company or its affiliates, in particular notes, records, minutes, reports, files, correspondence, prints and other similar documents, whether in paper form or on data carriers, without retaining any copies. Likewise, Dr. Meleghy shall return all objects in his possession, in particular any keys or other means of access. Any electronically saved data shall be stored on data carriers and delivered to the Company, deleting all such data from privately used computers, without retaining any copies. Upon the Termination Date at the latest Dr. Meleghy shall confirm in writing that none of the aforementioned documents or objects remain in his possession and that he no longer has access to any such data. There shall be no right of retention in respect of any of the aforementioned documents or objects.

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7. Verschwiegenheit
7. Secrecy

Herr Dr. Meleghy ist verpflichtet, alle ihm während seiner Tätigkeit bekannt gewordenen vertraulichen betriebsinternen Angelegenheiten, vor allem Geschäfts- und Betriebsgeheimnisse der Gesellschaft und der mit ihr verbundener Unternehmen sowie finanzielle Informationen, insbesondere Inhalte von Geschäftsverträgen, Listen und Daten tatsächlicher und potentieller Kunden und Lieferanten, Preisinformationen, technische und verfahrensbezogene Daten und Informationen, Geschäftsplanungen und -ergebnisse sowie strategische Planungen und Überlegungen, streng geheim zu halten. Herr Dr. Meleghy wird die vorgenannten Informationen keinesfalls im Rahmen oder zu Zwecken des Wettbewerbs mit Gesellschaften der Tower Gruppe nutzen. Die Verpflichtungen dieses Absatzes bestehen unbeschränkt auch nach dem Beendigungstermin fort.

Dr. Meleghy shall observe strict secrecy on all confidential matters that have become known to him in the course of his employment with the Company, in particular but not limited to business and trade secrets relating to the Company and its affiliates as well as financial information, the contents of business contracts, lists and data on current and potential customers and sub-contractors, information on prices, technical and process-related data and information, budget planning and results as well as strategic planning and calculation. In no event shall Dr. Meleghy use any such information for purposes or in connection of competing against entities of the Tower Group. The obligations set out in this subsection shall continue in effect without limitation even after the Termination Date.

8. Nachvertragliches Abwerbeverbot / Vertragsstrafe
8. Post-contractual Non-solicitation / Contractual Penalty

(1)          In der Zeit bis zum 31.12.2013 („Verbotszeitraum“) wird Herr Dr. Meleghy ohne vorherige schriftliche Zustimmung der Gesellschaft weder für sich selbst noch für einen Dritten, einen Mitarbeiter, leitenden Angestellten oder ein Organmitglied, der/das für die Gesellschaft oder ein anderes Unternehmen der Tower Gruppe tätig ist oder innerhalb eines Jahres vor dem Beendigungstermin tätig war, abwerben oder anstellen oder in sonstiger Weise beschäftigen, eine Anstellung oder andere Beschäftigung anbieten oder einen Dritten bei einer solchen Anstellung, Beschäftigung oder dem entsprechenden Angebot unterstützen, gleich in welcher Funktion eine solche Anstellung oder Beschäftigung erfolgen soll. Während des Verbotszeitraums wird Herr Dr. Meleghy auch mit den vorgenannten Personen nicht in einer Weise kommunizieren, die zu einer Beendigung der Vertragsbeziehung der entsprechenden Person zu der betreffenden Gesellschaft führen könnte und die Vertragsbeziehung mit dieser Gesellschaft auch nicht in sonstiger Weise beeinträchtigen.

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(1)          In the period until 31 December 2013 (“Restricted Period”) Dr. Meleghy shall not, without the Company’s prior written consent, whether on his own behalf or that of any third party, solicit the employment of or offer to or actually employ, or procure or assist any third party to offer to or actually employ, or solicit any employee, executive or board member who is or was employed by the Company or any other entity of the Tower Group within the period of one year prior to the Termination Date. Nor shall Dr. Meleghy even hold any communication with any such person which may result in any such individual leaving the respective company or otherwise interfere with the contractual relationship of such individual to such company or any of its affiliates.

(2)          Ferner verpflichtet sich Herr Dr. Meleghy, während des Verbotszeitraums bei jeder beabsichtigten Beteiligung an, Tätigkeit für oder Investition in einem Unternehmen, das im Wettbewerb zu der Gesellschaft oder einem anderen Unternehmen der Tower Gruppe steht („Wettbewerber“), folgende Beschränkungen einzuhalten:

a.          Herr Dr. Meleghy ist weder als Gesellschafter, Organmitglied, Arbeitnehmer oder Berater eines Wettbewerbers gehindert, sämtliche Aufträge zu erfüllen, die dem Wettbewerber am 30.4.2012 bereits erteilt waren. Auch sind weder Herr Dr. Meleghy selbst noch der Wettbewerber gehindert, Angebote abzugeben, die ausschließlich Nachfolgeaufträge zu derartigen zuvor bereits erteilten Aufträgen darstellen. Umgekehrt sind auch weder die Gesellschaft noch die übrigen Unternehmen der Tower Gruppe gehindert, Angebote abzugeben, mit denen Aufträge abgelöst werden sollen, die bei dem Wettbewerber bestehen.

b.          Während des Verbotszeitraums ist Herrn Dr. Meleghy selbst und dem Wettbewerber jeder Versuch untersagt, der Gesellschaft oder einem anderen Unternehmen der Tower Gruppe am 30.4.2012 bereits erteilte Aufträge streitig zu machen oder auf derartige Aufträge Angebote abzugeben. Von diesem Verbot umfasst sind auch Nachfolgeaufträge an die Gesellschaft oder andere Unternehmen der Tower Gruppe.

(2)          In addition, Dr. Meleghy undertakes to comply with the following rules for the duration of the Restricted Period for his potential or envisaged participation, engagement and/or investment in entities (“Competitor”) that may compete with the Company and/or other entities of the Tower Group:

a.          Dr. Meleghy, whether as a shareholder, board member, employee or advisor of a Competitor, shall not be prevented from fulfilling all orders placed with the Competitor existing as of April 30, 2012. Nor shall he and the Competitor be prevented from tendering for orders solely replacing such existing orders. The Company and/or the other entities of the Tower Group shall not be prevented from tendering for orders replacing orders placed with the Competitor.

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b.          During the Restricted Period Dr. Meleghy and the Competitor must not attempt to entice away or tender for orders placed with the Company or other entities of the Tower Group as of April 30, 2012. This prohibition shall also include replacement orders for the Company and/or any other entities of the Tower Group.

(3)          Für jeden Fall einer Verletzung der Verpflichtungen in Absatz 1 verwirkt Herr Dr. Meleghy an die Gesellschaft eine Vertragsstrafe in Höhe von EUR 10.000,00. Für jeden Fall einer Verletzung der Verpflichtungen in Absatz 2 verwirkt Herr Dr. Meleghy an die Gesellschaft eine Vertragsstrafe in Höhe von EUR 30.000,00. Im Falle eines Dauerverstoßes wird die Vertragsstrafe für jeden angefangenen Kalendermonat, in dem Verstoß andauert, erneut verwirkt. Weitergehende Ansprüche, insbesondere auf Schadensersatz, bleiben ausdrücklich vorbehalten.

(3)          In the event of any violation of the obligations set out in subsection 1 above Dr. Meleghy shall pay to the Company a contractual penalty of EUR 10,000.00. In the event of any violation of the obligations set out in subsection 2 above Dr. Meleghy shall pay to the Company a contractual penalty of EUR 30,000.00. In the event of a continuing violation the penalty shall be payable for each full or partial calendar month in which the violation continues. The Company reserves the right to assert further claims, in particular damage claims.

9. Sprachregelung
9. Non-disparagement

In ihrer internen und externen Kommunikation werden beide Vertragspartner von jeder mündlichen und schriftlichen Äußerungen absehen, die geeignet ist, dem Ansehen des jeweils anderen Vertragspartners zu schaden oder seinen Charakter, seine Ehrlichkeit, Integrität, Moral, sein geschäftliches Geschick oder seine Fähigkeiten in Zweifel zu ziehen.

In their internal and external communication both parties shall refrain from making verbal or written statements that would disparage or impugn the other party’s character, honesty, integrity, morality, business acumen or abilities.

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10. Sozialversicherungsrechtlicher Hinweis
10. Social security notice

Herrn Dr. Meleghy ist bekannt, dass verbindliche Auskünfte über die steuer- bzw. sozialversicherungsrechtlichen Konsequenzen dieses Vertrages allein das zuständige Finanzamt bzw. die zuständige Agentur für Arbeit erteilen kann.

Dr. Meleghy is aware that binding information on possible consequences of this agreement as to tax and social security can only be obtained from the competent tax, respectively labour authority.

11. Erledigungsklausel
11. Settlement

Die Vertragspartner sind sich einig, dass mit Erfüllung der in diesem Vertrag geregelten Verpflichtungen sämtliche wechselseitigen Ansprüche, gleich aus welchem Rechtsgrund, ob bekannt oder unbekannt, aus und im Zusammenhang mit dem Anstellungsverhältnis und seiner Beendigung abschließend geregelt und erledigt sind.

The Parties are agreed that upon performance of the obligations set out in this agreement all mutual claims, regardless of their legal basis, whether known or unknown, from and in connection with the employment relationship and its termination shall be fully finally settled.

12. Schriftformerfordernis
12. Written form

Änderungen und Ergänzungen dieses Vertrages bedürfen zu ihrer Gültigkeit der Schriftform. Dies gilt auch für eine Aufhebung oder Abänderung dieses Schriftformerfordernisses selbst. Mündliche Nebenabreden bestehen nicht.

Any amendments and/or supplements to this agreement must be made in writing in order to be valid. This shall also apply to an amendment or cancellation of this requirement for the written form. There are no verbal side agreements.

13. Schlussbestimmungen
13. Concluding Provisions

(1)          Sollte eine Bestimmung dieses Vertrages ungültig sein oder werden, so beeinträchtigt dies die Gültigkeit der übrigen Bestimmungen nicht. Anstelle der unwirksamen Bestimmungen oder zur Ausfüllung etwaiger Lücken in diesem Vertrag soll eine angemessene Regelung gelten, die in rechtlich zulässiger Weise der wirtschaftlichen Absicht der Vertragspartner am nächsten kommt. Dies gilt auch, wenn die Unwirksamkeit einer Bestimmung auf einem Maß der Leistung oder der Zeit beruht; es gilt dann das rechtlich zulässige Maß.

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(1)          If any provision of this agreement should be or become invalid, this shall not affect the validity of the remaining provisions. Instead of the invalid provision or to fill any gaps in this agreement, a suitable provision shall apply which achieves to the greatest possible extent the economic intent of the Parties. The same shall apply where the invalidity or a provision is due to a measure of time or performance; in such case the legally admissible measure shall apply.

(2)          Im Falle einer Abweichung zwischen der deutschen und der englischen Fassung ist die deutsche Fassung maßgeblich.

(2)          In the event of any discrepancies between the German and the English version, the German wording shall prevail.

Ort, Datum	Livonia, MI / USA	Ort, Datum	Bergisch Gladbach, Germany
Place, Date	April 25, 2012	Place, Date	April 26, 2012

/s/ Mike Rajkovic	/s/ Gyula Meleghy
Mike Rajkovic	Dr. Gyula Meleghy

/s/ James C. Gouin
Jim Gouin

als vertretungsberechtigte Geschäftsführer

der Alleingesellschafterin der
Tower Automotive Holding GmbH,
Tower Automotive Holdings Europe BV

acting as managing directors of the sole
shareholder of Tower Automotive Holding GmbH,
Tower Automotive Holdings Europe BV

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Annex A

Ämter in Gesellschaften des Tower Konzerns
Offices with entities of Tower Group

Gesellschaft / Company	Rechtsordnung / Jurisdiction	Amt / Office

Tower Automotive Holding GmbH	Deutschland Germany	Geschäftsführer managing director

Tower International, Inc.	USA	President International (Named Executive Officer)

Changchun Tower Golden Ring Automotive Products Company Ltd.	China	Legal Representative ; Director; and Chairman

Tower Automotive (Wuhu) Company Ltd.	China	Board Director

Tower DIT (Xiangtan) Automotive Products Co., Ltd.	China	Board Director

Tower (Shanghai) Automotive Tech Service Co. Ltd.	China	Supervisor

Tower (Ningbo) DIT Automotive Products Co., Ltd.	China	Board Director

Seojin Industrial Co., Ltd.	Korea	Joint Representative Director

Tower Automotive India Private Limited	Indien / India	Board Director

Baarn Steel B.V.	Niederlande / Netherlands	Managing Board Director

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